Exhibit 10.4

February 3, 2009

Dear Bruce,

On behalf of the Board of Directors of Quixote Corporation, it is with pleasure that I confirm to you the details of your employment as President and Chief Executive Officer of Quixote Corporation effective January 1, 2009.  These details as approved by the Compensation Committee are as follows:

•                  Your base pay will be increased to $285,000 per year payable semi monthly.  Your base pay will be reviewed by the Compensation Committee at the August 2009 board meeting and adjusted as appropriate.

•                  A 20,000 share five-year stock option will be recommended to the Compensation Committee for its approval at the February 2009 meeting.  You will be eligible for future stock options and/or stock grants as determined by the Compensation Committee, typically in the August time frame of each year.

•                  A bonus plan will be developed, and you are guaranteed a minimum $50,000 bonus for FY 2009 to be paid in August of 2009.

•                  The relocation package for you and your family to move from Raleigh, NC to Chicago is intended to cover all typical costs to you and your family due to the move and will include a housing differential for up to two years in an amount to be mutually determined once more data is gathered.

•                  Your current car plan will continue, but we will most likely phase out this perquisite as we did for the other corporate officers.

•                  By February 3, 2009, you will be provided with a Change of Control Agreement, equivalent to the other corporate officers’ agreements.

•                  By February 3, 2009 your current Severance and Non-Competition Agreement with Quixote Transportation Technologies, Inc. (Inform Segment) will be replaced with our standard corporate Severance and Non-Competition Agreement.

Bruce, I look forward to working with you in this new challenge in your career and wish to echo the best wishes from the Board for every success.

Sincerely,

/s/ Leslie J. Jezuit

Leslie J. Jezuit

LJJ/cmc

Accepted:

/s/ Bruce Reimer
Bruce Reimer